Exhibit 1.1

For Immediate Release ▶ ▶ ▶ Dec. 7, 2004	For More Information ▶ ▶ ▶ Kara Hoffman Articulate Communications Inc. 212.255.0080, ext. 13 khoffman@articulatepr.com

Ross Systems Delivers Global Data Synchronization Solution
to Enable Retailer-Driven Business Integration

Leading Enterprise Resource Planning Provider Teams with LANSA to Provide UCCnet Solution

ATLANTA – Dec. 7, 2004 – Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions for manufacturers and a software unit of chinadotcom corporation (NASDAQ: CHINA), today announced it has teamed with LANSA, a provider of e-business solutions, to offer its customers global data synchronization services through LANSA Data Sync Direct, a Uniform Code Council (“UCC”)-certified solution. The new offering furthers Ross’ commitment to meeting the evolving business needs of its customers in the face of new retail compliance requirements.

Driven largely by the need for consolidation of global trading and standardization of business processes, global data synchronization has taken a stronghold in the hardlines, grocery and general retail sectors. Major retailers, such as Wal-Mart and Home Depot, have established mandates requiring trading partners to synchronize item data via the Global Data Synchronization Network (“GDSN”), a distributed system for suppliers and retailers to synchronize proprietary pricing and product information quickly and cost-effectively with a centralized repository, called the GS1 Global Registry. By publishing product information to this registry, companies can ensure their products comply with a common set of item attributes and can be synchronized with other trading partners subscribing to the GDSN.

To fulfill the demand for synchronization services, suppliers are looking for a flexible, easy-to-scale solution to comply with trading partner mandates. Addressing this need, Ross paired with LANSA to provide Data Sync Direct, as an extension of the company’s iRenaissance enterprise business solution for data synchronization. The new offering enables customers to quickly implement a solution to streamline the order-fulfillment process and reduce costs associated with order errors.

“In partnership with Ross, we are able to expand the reach of LANSA’s industry-proven data synchronization offering to Ross’ outstanding manufacturing customer base,” said Alan Christensen, LANSA’s vice president of solution products. “With Data Sync Direct, Ross customers can now extend the iRenaissance ERP solution and synchronize product data through the Global Registry. This synergy gives customers a competitive advantage and allows them to quickly trade product information with key business partners.”

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Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

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A Turnkey Solution
Data Sync Direct provides seamless transition of product information stored in iRenaissance to the UCCnet Services interoperable data pool. Item data is then synchronized with the GS1 Global Registry enabling industry-standard transactions between supply and demand-side trading partners. This real-time process eliminates the need for third-party exchanges or encryption or transport software. As product and pricing information is published to the registry, all retail customers subscribing to UCCnet Services have access to the synchronized data, streamlining the business process and easily allowing the addition of new trading partners. Some of the key benefits include:

•	Integrated Solution. Implementing Data Sync Direct provides customers with a fully scalable business solution tying directly into their iRenaissance enterprise business solution. In addition, the new model complements existing Electronic Data Interchange (“EDI”) transactions, including purchase order, ship notice and invoice transactions already achieved with Ross’ extended EDI engine.

•	Reduction of Costs. This end-to-end solution allows Ross customers to significantly decrease costs associated with licensing, maintenance and per transaction fees related to third-party vendors. In addition, as the UCC reports that 3.5 percent of sales are lost due to inaccurate data and 40-60 percent of all invoices have errors, a data synchronization solution will help companies significantly prevent these inaccuracies, thereby reducing costs connected to invalid order errors and time lost due to inefficient processes.

•	Competitive Advantage. The UCCnet data synchronization solution will help enable customers to more quickly comply with mandates from key customers, positioning themselves as a vendor of choice among the supplier community. The accuracy of product and location data will help ensure that the correct products are delivered, improving customer service and overall relations with trading partners.

“Looking beyond the scope of our enterprise business solutions and listening to the needs of our customers, we’ve been able to identify additional market requirements and subsequently extend our industry-focused and proven offering,” said J. Patrick Tinley, CEO of Ross. “As global data synchronization becomes essential for retail compliance efforts, we’ve delivered an answer for our customers. This partnership with LANSA signifies collaboration among technology vendors, providing an immediate, integrated solution to support the changing needs of our customers.”

About LANSA
LANSA is a software company that helps customers enhance their business performance through the effective use of leading-edge technologies, services and solutions. LANSA’s products provide offerings in the areas of application development, e-business solutions, technology integration and data access. LANSA has evolved into a powerful family of products and solutions that support IBM iSeries, AS/400, Windows, UNIX and Linux platforms. Founded in 1987, LANSA has over 6,700 installations in more than 67 countries including e-business solutions for world-leading companies like Visa, Hershey Foods, General Electric Appliances and Dean Foods. For more information visit www.lansa.com

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About Ross Systems
Ross Systems, Inc., a software unit of chinadotcom corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 2,000 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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